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                                                               Exhibit 10.1

                                FIRST AMENDMENT
                                      TO
             FOURTH AMENDED AND RESTATED REIT MANAGEMENT AGREEMENT


     THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED REIT MANAGEMENT AGREEMENT (this "Amendment") is made and entered into as of the 12th day of December, 1995, by and between Security Capital Pacific Trust, a Maryland real estate investment trust (the "Trust"), and Security Capital Pacific Incorporated, a Delaware corporation (the "REIT Manager").

     WHEREAS, the Trust and the REIT Manager are parties to that certain Fourth Amended and Restated REIT Management Agreement, dated as of June 30, 1995, (the "Agreement"), pursuant to which the REIT Manager provides strategic planning, day-to-day management, accounting, reporting, financing and other services to the Trust, subject to the supervision of the Board of Trustees of the Trust; and

     WHEREAS, the Trust and the REIT Manager desire to amend the Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Trust and the REIT Manager agree that the Agreement is hereby amended as follows:

     A.   Section 1.1(k) is amended and restated in its entirety as follows:

          "(k) "Funds Available from Operations" for any period means the dollar amount equal to the sum of (i) net earnings of the Trust for such period excluding interest income and/or dividends received from PTR Development Services Incorporated, determined in accordance with generally accepted accounting principles, plus (ii) interest actually paid on the Trust's senior unsecured long term debt instruments, plus (iii) non-cash items deducted in calculating net earnings for such period (including but not limited to depreciation) which are generally added to net earnings in determining funds from operations for distribution to shareholders pursuant to prevailing practice among publicly-held real estate investments trusts, minus (iv) regularly scheduled principal payments (excluding prepayments or balloon payments) on mortgage indebtedness which has a commercially reasonable amortization schedule, minus (v) an assumed amount of payments of principal and interest which would have been paid by the Trust during such periods under senior unsecured long term debt instruments of the Trust, if payments were equal to payments on a 20-year fully amortizing mortgage of equal principal amount and effective interest rate with a payment schedule requiring equal annual payments of combined principal and interest (but not costs of issuance), minus (vi) distributions actually paid with respect to any non-convertible preferred shares of beneficial interest of the Trust. For calculations under clause (v) of the preceding sentence, all tranches of long term debt issued simultaneously shall be viewed collectively and shall be treated as one mortgage financing with an interest rate equal to the Trust's weighted average effective interest rate for such tranches after giving effect to any interest rate protection or similar agreements. For example, the attached Exhibit A shows the assumed effective interest rate and monthly payment schedules on the $200 million of senior notes issued by the Trust in February 1994, which will be deducted in calculating Funds Available from Operations. Funds Available from Operations will not be increased or decreased by virtue of any of the following: realized gains or losses, capital expenditures or principal payments, except for principal payments under the Trust's long term debt instruments as contemplated by clauses (iv) and (v) of the foregoing sentence."
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     B.   Section 3.4(a) is amended and restated in its entirety as follows:

          "(a) travel and other out-of-pocket expenses incurred by directors, officers and employees of the REIT Manager in connection with (i) seeking financing (including debt and equity) for the Trust, (ii) evaluating, investigating, negotiating or closing the acquisition, financing, refinancing or disposition of a Trust Property after the Board has approved the market in which such property is located for investment or (iii) attending Board, Board committee or shareholder meetings of the Trust;"





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     IN WITNESS WHEREOF, the Trust and the REIT Manager have executed this
Amendment as of the day and year first above written.


                              SECURITY CAPITAL PACIFIC TRUST



                              By: /s/ C. Ronald Blankenship
                              Name:   C. Ronald Blankenship
                              Title:  Chairman and President


                              Address:   7777 Market Center Avenue
                                         El Paso, Texas 79912


                              SECURITY CAPITAL PACIFIC TRUST



                              By: /s/ Constance B. Moore
                              Name:   Constance B. Moore
                              Title:  Managing Director


                              Address:   125 Lincoln Avenue
                                         Santa Fe, New Mexico 87501



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